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[LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]



The Board of Directors
Dauphin Deposit Corporation

Re: Registration Statements No.  33-17401
                                 33-50172
                                 33-61848
                                  2-73258

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 13, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                  /s/ KPMG Peat Marwick
                                                      KPMG PEAT MARWICK


Harrisburg, Pennsylvania
May 5, 1994

                                Exhibit 15(b)